Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

STRONG F-SERIES, FUSION SALES DRIVE FORD TO HIGHER RETAIL SHARE FOR FOURTH CONSECUTIVE MONTH

•	Ford’s F-Series truck and Fusion mid-size sedan helped Ford achieve a fourth consecutive month of retail market share increases
•	Total Ford, Lincoln and Mercury sales were 39 percent lower in January than a year ago Fleet sales were 65 percent lower and retail sales to individuals were 27 percent lower
•	Ford and overall industry sales in January were in line with company expectations; Retail demand appears to be stabilizing
•	Ford continues to align production and inventories with demand; January inventories totaled 420,000 vehicles, down 156,000 from prior year

DEARBORN, Mich., Feb. 3, 2009 – Ford’s F-Series truck and Fusion mid-size sedan paced Ford to a fourth consecutive month of retail market share increases.  Ford estimates its share of the January retail market was 12.7 percent, up 0.3 point versus a year ago.  This marks the first time since 1995 Ford has achieved a retail market share increase four months in a row.

In January, Ford’s all-new F-150 truck picked up more accolades and market share.  In January, the F-150 was named North American Truck of the Year and earned a quadruple 5-star crash test rating from the National Highway Traffic Safety Administration and a Top Safety Pick from the Insurance Institute for Highway Safety.  Best-in-class capability and safety ratings and unsurpassed fuel economy appear to be driving F-Series appeal among buyers.

In January, the Fusion posted its highest retail share since August 2006.  In March, the 2010 Fusion arrives in dealer showrooms as America’s most fuel-efficient mid-size sedan for both hybrid and conventional gasoline models.

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The new Fusion Hybrid delivers 41 mpg in the city and 36 mpg on highway, topping the Toyota Camry Hybrid by 8 mpg in the city and 2 mpg on the highway.  The new four-cylinder Ford Fusion S achieves 34 mpg on the highway and 23 mpg in the city, beating both the gasoline-powered Camry and Honda Accord.

The Ford Escape and Mercury Mariner small utility vehicles and the Lincoln MKS luxury sedan also contributed to Ford’s January market share increase.

Ford, Lincoln and Mercury sales totaled 90,596 in January, down 39 percent versus a year ago.  Retail sales to individual customers were down 27 percent.  Fleet sales were down 65 percent including a 90 percent decline in sales to daily rental customers.

Ford and industry sales in January were consistent with Ford planning assumptions.

“During the last four months, retail demand appears to have stabilized, and the strength of our new products is a key reason we’re growing our share in these challenging market conditions,” said Ken Czubay, Ford vice president, Sales and Marketing.  “We expect new, recent and future fiscal and monetary actions to help improve conditions in the second half of the year.”

Ford inventories were 420,000 vehicles at the end of January, which is 156,000 vehicles lower than a year ago.  During the past 12 months, Ford’s inventories were reduced by 27 percent – consistent with the company’s sales decline (22 percent) during this same period.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 213,000 employees and about 90 plants worldwide, the company's wholly owned brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit http://www.ford.com

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